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                                                                    EXHIBIT 10.2

NSF Cooperative Agreement No. NCR-9218742,
Amendment 4

NATIONAL SCIENCE FOUNDATION
4201 WILSON BOULEVARD
ARLINGTON, VIRGINIA 22230

September 13, 1995


Mr. Dave M. Graves
Contracts Administrator
Network Solutions, Inc.
505 Huntmar Park Drive
Herndon, VA 22070


Cooperative Agreement No. NCR-9218742
Amendment No. 04
Proposal No. NCR-9544193


Dear Mr. Graves:


The purpose of this amendment is to modify the agreement to allow for the collection of user fees for registration services and establish the provisions for the use, disbursement and accountability of Program Income generated by such fees.

The Foundation and the Awardee hereby agree that the imposition of user fees for registration services will be carried out in accordance with the following general guidelines:

1.NSI will provide Registration and information Services as outlined in your approved Year 3 Program Plan.

2.Effective 12:00 A.M. EDST, September 14, 1995, Awardee is authorized to impose an annual fee of $50/year per 2nd level domain name in .gov, .edu,
 .com, .net, and .org to pay for the services provided. NSF will pay the annual fee for domain name holders in .edu and .gov on a temporary basis. (The specifics of the imposition include an initial charge of $100 for two years for new registrants and $50/year payable on the anniversary date of the original registration for every year thereafter. Existing domain name holders will be charged the $50/year on their anniversary date.)

3.The funds collected by reason of the fee imposition will be treated as "Program Income" under the terms of the agreement. Of those funds:

a. 70% will be available to Awardee as consideration for the services provided.

b. the remaining 30% will be placed into an interest-bearing account which will be used for the preservation and enhancement of the "Intellectual Infrastructure" of the Internet in general conformance with approved Program Plans. Awardee will develop and implement mechanisms to insure the involvement of the Internet communities in determining and overseeing disbursements from this account. Awardee will
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also establish and maintain publically available records of all deposits to and disbursements from the account.

4.Any changes in the fee structure or amount will require approval (as set forth in Article 3.G of the agreement).

5.Awardee will continue to submit a Program Plan for approval by NSF in advance of each Program Year, to submit monthly, quarterly, and annual reports and attend/host quarterly InterNIC reviews as requested by the NSF Program Official.

The specific details of the implementation of user fees will be as set forth in Awardees letter of September 13, 1995 (including all attachments) which is incorporated herein by reference.

The Agreement, as amended, is hereby further amended as follows:

1.In Article 2.A.1, effective with this amendment, the reference to "General Atomics under Cooperative Agreement NCR-9218179" is hereby deleted, (reflecting the recent termination of that agreement).

2.To Article 4, the following section D is added:

"D. Beginning in November 1995, the Awardee shall make available on rs.internic.net performance measures for registration services and turnaround times, as well as Awardee's performance against those measures and turnaround times for public review and comment."

3.To Article 5, the following section C is added:

"C. The report generated by the performance review required by paragraph B. above will be available at ds.internic.net for public review."

4.In Article 8:

a. In section C. delete the date "September 30, 1995" and substitute in lieu thereof the date "September 13, 1995", and;

b. Add the following section G:

Article 8. Funding contained in the original cooperative agreement, and as amended by Amendments No. 1, 2 and 3 and above shall apply for the period January 1, 1993 through September 13, 1995). Effective September 14, 1995, the following shall apply:

Compensation:

In consideration of all work performed under this agreement after September 13, 1995, Awardee shall impose a user fee of $50/year per second level domain name in .gov, .edu, .com, .net, and .org to pay for the services provided as detailed in Awardees proposal of September 13, 1995. (The specifics of the imposition include an initial charge of $100 for two years for new registrants and $50/year payable on the anniversary date of the original registration for every year thereafter. Existing domain name holders will be charged the $50/year on their anniversary date.) Implementation of the user fee imposition shall be in general accordance with Awardees proposal of September 13, 1995.

NSF shall pay the fees for the second level domain name registrations in the
 .edu domain for the period of this agreement, and shall on an interim basis support the fees for second level domain name registrations in the .gov domain. Notwithstanding the foregoing, Awardee will defer invoicing of fees for registrations in
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the .edu and .gov domains until a further amendment is added explicating the provisions for the invoicing and payment of these fees.

The funds collected by reason of the user fee imposition will be considered "Program Income" under the terms of the agreement. Of these funds:

a. 70% will be available to NSI as consideration for the services provided.

b. the remaining 30% will be placed into an interest-bearing account which will be used for the preservation and enhancement of the "Intellectual Infrastructure" of the Internet. Awardee will develop and implement mechanisms to insure the involvement of the Internet communities in determining and overseeing disbursements from this account. Awardee will also establish and maintain publically available records of all deposits to and disbursements from the account.

5.Effective October 1, 1995, Article 9, Annual Report, Program Plan and Budget, (effective for the period January 1, 1993 through September 30, 1995) is hereby superseded and replaced by the following Article 9. Annual Report, Program Plan and Budget:

ARTICLE 9. Annual Report, Program Plan and Budget

By January 31 each year, Awardee shall submit both electronically and in 10 hard copies an Annual Report, Program Plan and Budget to the Foundation for approval. These documents shall be submitted in a format and level of detail approved by the Foundation but shall, as a minimum, contain project goals and objectives specified with sufficient technical criteria, milestones, and objectives to measure the progress of the effort toward attainment of objectives during the time period for which it is being submitted. The Program Plan will be the basis for performance goals, areas of emphasis and any adjustments in the user fee charged for registration services (or the distribution of revenues from those fees in the succeeding 12 month period). Each submission should contain narrative information indicating (for the past years' activities) by functional area and overall: any goals accomplished, exceeded or missed and explaining any significant deviations from the previous year's plan; any educational achievements; patents, copyrights or other innovations resulting from the activities. Each annual submission shall also contain information on projected revenues and expenditures for the upcoming year and actual projected revenues and expenditures for the reporting period.

The Awardee will receive a formal approval of the Program Plan from the Foundation.

6.Effective September 14, 1995, Article 15. Project Income from Registration Fees is superseded and replaced in its entirety by the following:

Article 15. Revenues from Registration Fees

All income generated by the imposition of user fees charged for registration services shall be considered "Project Income" within the agreement. Distribution and use of these funds shal~ be made in accordance with the provisions of Article 8. (as amended above) and Awardee's proposal of September 13, 1995.

Please indicate your acceptance of this amendment by having it signed by an authorized official of your organization and returning one copy to me as soon as possible.

                         Sincerely,

                         Karen L. Sandberg
                         Grants and Agreements Officer